HomeTrust Bancshares, Inc. Reports Fourth Quarter and Fiscal Year 2016 Financial Results

ASHEVILLE, N.C., July 29, 2016 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $3.3 million for the quarter ended June 30, 2016, a $744,000, or 29.1% increase over net income of $2.6 million for the same period a year ago. The Company's basic and diluted earnings per share increased to $0.19 for the quarter ended June 30, 2016 compared to $0.14 per share for the same period in fiscal 2015.
Net income totaled $11.5 million for fiscal year 2016, a $3.4 million, or 42.8% increase compared to $8.0 million earned in 2015. The Company's basic and diluted earnings per share increased to $0.65 from $0.42 per share for fiscal year 2016 compared to 2015. Tangible book value per share increased $0.99, or 5.4% to $19.05 as of June 30, 2016 compared to $18.06 at June 30, 2015.
For the quarter ended June 30, 2016 compared to the corresponding quarter in the previous year:

•	commercial loan portfolio originations increased $35.5 million, or 62.8% from $56.5 million to $92.0 million;

•	retail loan portfolio originations decreased $8.5 million, or 10.6% from $80.3 million to $71.8 million; and

•
organic net loan growth, which excludes loans acquired through acquisitions and purchases of home equity lines of credit ("HELOCs"), increased to $31.4 million (6.9% annualized) from $11.4 million (2.8% annualized).

For the year ended June 30, 2016 compared to the year ended June 30, 2015:

•	commercial loan portfolio originations increased $126.5 million, or 60.2% from $210.2 million to $336.7 million;

•	retail loan portfolio originations increased $24.7 million, or 10.2% from $241.8 million to $266.5 million;

•	organic net loan growth increased to $74.8 million (4.4%) from $28.2 million (1.9%); and

•	organic loan growth would be 8.7% including the growth in unfunded construction loans of $72.1 million.
"I am pleased to say that current year results are in line with our strategic plan to expand into high growth markets and focus on sound and profitable growth, as 83% of commercial loan originations in fiscal 2016 were in our new markets. Excluding the expected decline in our one-to-four family residential loan portfolio, our fourth quarter loan growth was $47.9 million or 16.3% annualized," said Dana Stonestreet, Chairman, President, and CEO. "We also created additional value for our shareholders in fiscal 2016 through the repurchase of 1.5 million shares at an average cost of $18.35, which contributed to the increase in tangible book value by $0.99 to $19.05. We will continue to take a disciplined approach to growing revenues while seeking to reduce expenses and create efficiencies throughout the Bank," said Stonestreet.
Income Statement Review
Net interest income of $20.8 million for the quarter ended June 30, 2016, remained consistent with the same period in 2015. Average interest-earning assets of $2.5 billion for the quarter ended June 30, 2016 was also consistent with the corresponding quarter in the prior year, however the average balance of loans receivable increased $139.1 million or 8.3% from organic loan growth and the purchase of HELOCs. Average interest-earning deposits with banks for the three months ended June 30, 2016, decreased $188.9 million, or 51.2% as compared to the same period last year as we redeployed a substantial portion of these funds into higher yielding assets. We continue to utilize our leveraging strategy, where additional short-term Federal Home Loan Bank ("FHLB") borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as increased dividend income from the required purchase of additional FHLB stock. As a result, average other interest-earning assets, consisting of Federal Reserve Bank ("FRB") stock, FHLB stock, and commercial paper, increased $55.9 million or 23.9% during the quarter ended June 30, 2016, as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2016 increased four basis points to 3.43% from 3.39%. During the three months ended June 30, 2016 our leveraging strategy produced an additional $975,000 in interest income at an average yield of 101 basis points, while the average cost of the borrowings was 41 basis points, resulting in approximately $579,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $644,000 in interest income at an average yield of 56 basis points, while the average cost of the borrowings was 20 basis points, resulting in approximately $417,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.95% and 4.06% for the quarter ended June 30, 2016 and 2015, respectively.
Total interest income increased $178,000 for the three months ended June 30, 2016 as compared to the same period last year, including a slight increase in loan interest income of $109,000, or 0.5% to $20.0 million and a $331,000, or 51.4% increase in income from our leveraging strategy for the quarter ended June 30, 2016. The additional interest income from higher average loan balances was partially offset by a $570,000 decrease in the accretion of purchase discounts on acquired loans to $1.1 million for the quarter ended June 30, 2016 from $1.7 million for the same quarter in 2015. As a result, average loan yields decreased 36 basis points to 4.53% for the quarter ended June 30, 2016 from 4.89% in the corresponding quarter in 2015. Partially offsetting the increases in loan and leveraging interest income was a $296,000, or 17.6% decrease in interest income from certificates of deposit and other interest-bearing deposits and investment securities. Total interest expense increased $200,000, or 14.2% for the quarter ended June 30, 2016 compared to the same period last year. This increase was primarily related to average other borrowings, consisting of short-term FHLB advances, increasing by $35.6 million to $489.1 million due to our leveraging strategy, as well as a 21 basis point increase in the average cost of other borrowings during the fourth quarter as compared to the same quarter last year. This increase was partially offset by an $81.4 million decrease in the average balance of interest-bearing deposits, primarily due to a $128.5 million decrease in average certificates of deposit to $456.6 million for the three months ended June 30, 2016, compared to the same period in 2015 as we continue to reduce higher rate certificates of deposit. The overall average cost of funds increased five basis points due primarily to the impact of the recent increase in the federal funds rate on our other borrowings.
Net interest income increased $1.9 million, or 2.4% to $81.7 million for the year ended June 30, 2016 compared to $79.8 million for the year ended June 30, 2015. Average interest-earning assets increased $229.1 million, or 10.1% to $2.5 billion for the year ended June 30, 2016 compared to fiscal 2015, mainly from new loans from organic growth and purchased HELOCs and our leveraging strategy. The average balance of loans receivable increased $136.2 million or 8.4% and the average interest-earning deposits with banks for the year ended June 30, 2016, decreased $119.7 million, or 36.0% as compared to the last fiscal year. Net interest margin (on a fully taxable-equivalent basis) for the year ended June 30, 2016 decreased 27 basis points to 3.37% from 3.64% for the prior year primarily due to the $237.1 million increase in average other borrowings and the federal funds rate from the year ended June 30, 2015. For the year ended June 30, 2016, our leveraging strategy produced an additional $3.3 million in interest income at an average yield of 82 basis points, while the average cost of the borrowings was 31 basis points, resulting in approximately $2.0 million in net interest income. During the prior fiscal year, our leveraging strategy produced an additional $1.3 million in interest income at an average yield of 58 basis points, while the average cost of the borrowings was 20 basis points, resulting in approximately $819,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.93% and 3.98% for the year ended June 30, 2016 and 2015, respectively.
Total interest income increased $2.6 million for the year ended June 30, 2016 as compared to prior fiscal year. Interest income on loans for the year ended June 30, 2016 increased $562,000 due to a $136.1 million increase in the average balance of loans receivable which offset a 36 basis point decrease in the average loan yields as compared to fiscal year 2015. Interest income on loans also included $4.5 million, or 26 basis points and $5.4 million, or 33 basis points in accretion of purchase discounts on acquired loans for the years ended June 30, 2016 and 2015, respectively. Interest income from our leveraging strategy increased $2.1 million and interest income from securities available for sale increased $502,000 for the year ended June 30, 2016 compared to fiscal 2015. Partially offsetting increases in loan, leveraging, and securities available for sale interest income was a $349,000 decrease in interest income from certificates of deposit and other interest-bearing deposits.
Total interest expense increased $650,000 for the year ended June 30, 2016 compared to the year ended June 30, 2015. This increase was primarily due to average other borrowings increasing by $237.1 million to $482.6 million as well as an 11 basis point increase in the average cost of other borrowings for the year ended June 30, 2016 as compared to prior fiscal year. During the year the composition of our deposits changed as increases in the average balances of money market and checking accounts substantially offset a $117.5 million decrease in average certificates of deposit to $504.5 million for the year ended June 30, 2016 compared to the prior fiscal year.
Noninterest income increased $127,000, or 3.5%, to $3.7 million for the fourth quarter of fiscal 2016 from $3.6 million for the corresponding quarter in fiscal 2015. The $304,000, or 40.2% increase in mortgage banking income and fees was a result of increases in brokered loan production over the comparative quarter in 2015, partially offset by a decrease of $107,000, or 10.3% in other noninterest income. Noninterest expense for the quarter ended June 30, 2016 decreased $1.1 million, or 5.2%, to $19.8 million compared to $20.9 million for the quarter ended June 30, 2015. The overall decrease was a result of numerous cost cutting initiatives implemented by management, which include the consolidation of six branches during the second quarter of 2016 as reflected by the cumulative decrease of $318,000, or 2.4% in salaries and employee benefits and net occupancy expense; a $171,000, or 21.6% decrease in telephone, postage, and supplies from the consolidation as well as contract renegotiations with various vendors; an $85,000, or 66.4% decrease in expenses due to the Bank’s recent change in charter to a North Carolina state bank;

as well as a $200,000, or 12.5% decrease in computer services as a result of the final integration of prior acquisitions. Real estate owned ("REO")-related expenses decreased $260,000, or 34.1% as a result of fewer REO properties held reflecting sales and improving asset quality.
Noninterest income increased $1.0 million, or 7.9%, to $13.5 million for the year ended June 30, 2016 from $12.5 million for the year ended June 30, 2015, primarily due to a $750,000, or 12.6%, increase in service charges on core deposit accounts corresponding to the increase in deposit accounts from prior acquisitions, an $80,000, or 2.7% increase in mortgage banking income and fees, and a $215,000, or 6.1% increase in other noninterest income. Noninterest expense for the year ended June 30, 2016 decreased $2.7 million, or 3.3%, to $78.9 million compared to $81.6 million for the year ended June 30, 2015. The overall decrease was a result of the absence of merger-related expenses in 2016, which totaled $5.4 million in 2015, partially offset by a $1.2 million, or 3.0% increase in salaries and employee benefits, a $471,000, or 5.5% increase in net occupancy expense, a $360,000 increase in amortization of core deposit intangibles, and a $510,000 increase in other expenses, all of which were primarily related to our branch acquisition in November 2014. REO-related expenses increased $126,000 primarily as a result of $216,000 in net losses on REO sales for fiscal year 2016, compared to $378,000 in net gains in fiscal year 2015, partially offset by an $88,000 decrease in post-foreclosure REO impairments.
The Company's income tax expense was $1.4 million for the quarter ended June 30, 2016, an increase of $853,000 compared to $553,000 income tax expense for the quarter ended June 30, 2015. The increase was primarily driven by higher taxable income. The Company's effective income tax rate for the quarter ended June 30, 2016 was 29.9%.
For the year ended June 30, 2016, the Company's income tax expense was $4.9 million, an increase of $2.3 million compared to $2.6 million for the year ended June 30, 2015. This increase was due to higher income before taxes, as well as a nonrecurring $526,000 charge incurred in the first quarter of fiscal year 2016 related to the decrease in value of our deferred tax assets based on decreases in North Carolina's state corporate tax rates. The rate was reduced from 5.0% to 4.0% in August 2015 with additional reductions to 3.0% in 2017 possible in the event certain state revenue triggers are achieved. The Company's effective income tax rate for the year ended June 30, 2016 was 30.0%.
Balance Sheet Review
At June 30, 2016, total assets of $2.7 billion and total liabilities of $2.4 billion remained relatively consistent with June 30, 2015. The increase in other borrowings of $16.0 million, or 3.4% and the cumulative decrease of $195.9 million, or 23.3%, in cash and cash equivalents, commercial paper, certificates of deposit in other banks, and securities available for sale during fiscal 2016 were part of our strategy to reduce excess liquidity by funding higher yielding loans, reducing higher cost certificates of deposit as discussed below, and the repurchase of common stock as we continue to focus on increasing shareholder value. The increase in net loans receivable of $148.2 million to $1.8 billion at June 30, 2016 was driven by $74.8 million of organic growth and $72.4 million in purchased HELOCs, net of repayments.
Total deposits decreased $69.4 million, or 3.7%, to $1.8 billion at June 30, 2016 from $1.9 billion at June 30, 2015. The decrease was primarily due to a managed run off of $134.5 million in higher cost certificates of deposit partially offset by a $38.4 million increase in money market accounts, and a $37.5 million increase in checking accounts.
Stockholders' equity at June 30, 2016 decreased to $360.0 million from $371.1 million at June 30, 2015. The decrease in stockholders' equity was driven by the repurchase of 1,510,994 shares of common stock at an average cost of $18.35 per share, or approximately $27.7 million in total, partially offset by $11.5 million in net income, and a $1.5 million increase in unrealized gains on securities available for sale. As of June 30, 2016, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 12.80%, 12.80%, 13.79%, and 10.50%, respectively. As of June 30, 2015, Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 13.36%, 13.36%, 14.48%, and 10.00%, respectively. In addition, the Company was categorized as "well capitalized" at June 30, 2016 under applicable regulatory guidelines.
Asset Quality
The allowance for loan losses was $21.3 million, or 1.16% of total loans, at June 30, 2016 compared to $22.4 million, or 1.33% of total loans, at June 30, 2015. The allowance for loan losses was 1.32% of total loans at June 30, 2016, excluding acquired loans, compared to 1.58% at June 30, 2015.
There was no provision for losses on loans for the three months ended June 30, 2016 compared to $400,000 for the same period in 2015. Net loan charge-offs totaled $469,000 for the three months ended June 30, 2016 in comparison to $707,000 in net charge-offs for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans decreased to 0.10% for the quarter ended June 30, 2016 from 0.17% for the same period last fiscal year as we continue to improve our credit metrics.

There was no provision for losses on loans for the year ended June 30, 2016 compared to a $150,000 provision for loan losses for fiscal 2015. Net loan charge-offs decreased to $1.1 million for the year ended June 30, 2016 from $1.2 million for fiscal 2015. Net charge-offs as a percentage of average loans decreased to 0.06% for the year ended June 30, 2016 from 0.07% for last fiscal year.
Nonperforming assets decreased 23.2% to $24.5 million, or 0.90% of total assets, at June 30, 2016, compared to $31.9 million, or 1.15% of total assets, at June 30, 2015. Nonperforming assets included $18.5 million in nonaccruing loans and $6.0 million in REO at June 30, 2016, compared to $24.9 million and $7.0 million, in nonaccruing loans and REO, respectively, at June 30, 2015.  Included in nonperforming loans are $4.6 million of loans restructured from their original terms of which $3.0 million were current at June 30, 2016, with respect to their modified payment terms. The decrease in nonaccruing loans was primarily due to continued improvement in credit quality throughout the loan portfolio and loans returning to performing status as payment history and the borrower's financial status improved. At June 30, 2016, $8.1 million, or 43.7%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $6.6 million acquired from prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans decreased to 1.01% at June 30, 2016 from 1.47% at June 30, 2015.
The ratio of classified assets to total assets decreased to 2.17% at June 30, 2016 from 2.92% at June 30, 2015. Classified assets decreased 27.4% to $58.9 million at June 30, 2016 compared to $81.1 million at June 30, 2015.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of June 30, 2016, the Company had assets of $2.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). In 2016, the Bank is celebrating its 90th Anniversary and nine decades of commitment to our customers, employees and surrounding communities. The Bank is the 6th largest community bank headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or our SEC filings are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.
WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015(1)
	(Dollars in thousands)
Financial Condition Data:
Total assets	$2,717,677	$2,759,801	$2,728,552	$2,726,000	$2,783,114
Loans held for sale	5,783	2,537	5,080	4,012	5,874
Loans receivable, net(2)	1,811,539	1,793,256	1,725,790	1,720,178	1,663,333
Allowance for loan losses	21,292	21,761	21,977	22,112	22,374
Interest-earning deposits	22,649	18,212	24,781	12,819	82,269
Commercial paper	229,859	275,878	271,856	242,928	256,152
Certificates of deposit in other banks	161,512	158,767	177,934	196,386	210,629
Securities available for sale, at fair value	200,652	219,498	229,227	249,711	257,606
Goodwill	12,673	12,673	12,673	12,673	12,673
Core deposit intangibles	7,136	7,815	8,526	9,269	10,043
Deposits	1,802,696	1,831,979	1,829,987	1,819,950	1,872,126
Checking accounts (noninterest and interest)	628,910	626,432	608,925	582,626	591,429
Other borrowings	491,000	507,000	479,000	476,000	475,000
Stockholders' equity	359,976	358,843	361,195	368,148	371,050
Asset quality ratios:
Nonperforming assets to total assets(3)	0.90%	1.01%	1.14%	1.16%	1.15%
Nonperforming loans to total loans(3)	1.01	1.16	1.40	1.43	1.47
Total classified assets to total assets	2.17	2.33	2.63	2.72	2.92
Allowance for loan losses to nonperforming loans(3)	114.98	103.43	89.97	88.84	90.02
Allowance for loan losses to total loans	1.16	1.20	1.26	1.27	1.33
Allowance for loan losses to total gross loans excluding acquired loans(4)	1.32	1.39	1.48	1.52	1.58
Net charge-offs to average loans (annualized)	0.10	0.05	0.03	0.06	0.17
Capital ratios:
Equity to total assets at end of period	13.25%	13.00%	13.24%	13.51%	13.33%
Tangible equity to total tangible assets(4)	12.69	12.44	12.66	12.91	12.74
Average equity to average assets	13.11	13.19	13.25	13.41	13.56
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(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process and deferred loan fees.

(3)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated.  At June 30, 2016, there were $4.6 million of restructured loans included in nonaccruing loans and $8.1 million, or 43.7%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended June 30,			Year Ended June 30,
	2016	2015	Difference	2016	2015	Difference
(Dollars in thousands)
Total interest income	$22,375	$22,197	$178	$87,747	$85,156	$2,591
Total interest expense	1,609	1,409	200	6,040	5,390	650
Net interest income	20,766	20,788	(22)	81,707	79,766	1,941
Provision for loan losses	—	400	(400)	—	150	(150)
Net interest income after provision for loan losses	20,766	20,388	378	81,707	79,616	2,091
Service charges on deposit accounts	1,749	1,819	(70)	6,680	5,930	750
Mortgage banking income and fees	1,061	757	304	3,069	2,989	80
Gain from sales of securities available for sale	—	—	—	—	61	(61)
Other noninterest income	935	1,042	(107)	3,754	3,539	215
Total noninterest income	3,745	3,618	127	13,503	12,519	984
Salaries and employee benefits	10,504	10,759	(255)	42,491	41,265	1,226
Net occupancy expense	2,307	2,370	(63)	9,106	8,635	471
REO-related expenses(1)	502	762	(260)	1,799	1,673	126
Core deposit intangible amortization	680	808	(128)	2,907	2,547	360
Merger-related expenses	—	—	—	—	5,417	(5,417)
Impairment charges for branch consolidation	400	375	25	400	375	25
Other	5,410	5,821	(411)	22,150	21,640	510
Total noninterest expense	19,803	20,895	(1,092)	78,853	81,552	(2,699)
Income before income taxes	4,708	3,111	1,597	16,357	10,583	5,774
Income tax expense	1,406	553	853	4,901	2,558	2,343
Net income	$3,302	$2,558	$744	$11,456	$8,025	$3,431
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(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015
Performance ratios:(1)
Return on assets (ratio of net income to average total assets)	0.48%	0.37%	0.42%	0.32%
Return on assets - adjusted(2)	0.52	0.40	0.45	0.47
Return on equity (ratio of net income to average equity)	3.68	2.70	3.16	2.12
Return on equity - adjusted(2)	3.96	2.95	3.37	3.08
Tax equivalent yield on earning assets(3)	3.69	3.61	3.62	3.88
Rate paid on interest-bearing liabilities	0.31	0.26	0.29	0.29
Tax equivalent average interest rate spread(3)	3.38	3.35	3.33	3.59
Tax equivalent net interest margin(3) (4)	3.43	3.39	3.37	3.64
Tax equivalent net interest margin - adjusted(2)	3.95	4.06	3.94	3.98
Average interest-earning assets to average interest-bearing liabilities	119.99	119.20	119.25	120.61
Operating expense to average total assets	2.90	3.00	2.88	3.25
Efficiency ratio(2)	75.19	78.75	78.42	78.02
__________________________________

(1)	Ratios are annualized where appropriate.

(2)	See Non-GAAP reconciliation for adjustments.

(3)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(4)	Net interest income divided by average interest earning assets.

Per Share Data

	Three Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015
Net income per common share:
Basic	$0.19	$0.14	$0.65	$0.42
Diluted	$0.19	$0.14	$0.65	$0.42
Adjusted net income per common share:(1)
Basic	$0.21	$0.15	$0.70	$0.61
Diluted	$0.21	$0.15	$0.70	$0.61
Average shares outstanding:
Basic	16,918,916	18,771,587	17,417,046	19,038,098
Diluted	17,136,806	18,838,179	17,606,689	19,117,902
Book value per share at end of period	$20.00	$19.04	$20.00	$19.04
Tangible book value per share at end of period (1)	$19.05	$18.06	$19.05	$18.06
Total shares outstanding at end of period	17,998,750	19,488,449	17,998,750	19,488,449
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	Three Months Ended June 30,
	2016		2015
(Dollars in thousands)	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,823,467	4.53%	$1,684,412	4.89%
Interest-earning deposits with banks	180,234	1.00	369,092	0.69
Securities available for sale	201,433	1.86	245,556	1.71
Other interest-earning assets	289,431	1.32	233,569	1.01
Total interest-earning assets	$2,494,565	3.69	$2,532,629	3.61
Interest-bearing deposits	1,589,795	0.28	1,671,191	0.28
Other borrowings	489,121	0.41	453,478	0.20
Total interest-bearing liabilities	$2,078,916	0.31	$2,124,669	0.26
Tax equivalent interest rate spread(1)		3.38%		3.35%
Tax equivalent net interest margin(1) (2)		3.43		3.39

	Year Ended June 30,
	2016		2015
(Dollars in thousands)	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,764,229	4.59%	$1,628,067	4.95%
Interest-earning deposits with banks	213,011	0.93	332,703	0.70
Securities available for sale	229,287	1.81	200,772	1.82
Other interest-earning assets	289,922	1.09	105,831	1.23
Total interest-earning assets	$2,496,449	3.62	$2,267,373	3.88
Interest-bearing deposits	1,610,951	0.28	1,634,380	0.30
Other borrowings	482,576	0.31	245,464	0.20
Total interest-bearing liabilities	$2,093,527	0.29	$1,879,844	0.29
Tax equivalent interest rate spread(1)		3.33%		3.59%
Tax equivalent net interest margin(1) (2)		3.37		3.64
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(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share, tangible equity to tangible assets ratio, net income excluding merger-related expenses, nonrecurring state tax expense, and impairment charges for branch consolidation; and return on assets ("ROA"), return on equity ("ROE"), and earnings per share ("EPS") excluding merger expenses, nonrecurring state tax expense, and impairment charges for branch consolidation; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and performance against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended		Year Ended
(Dollars in thousands)	June 30,		June 30,
	2016	2015	2016	2015
Noninterest expense	$19,803	$20,895	$78,853	$81,552
Less REO-related expenses	502	762	1,799	1,673
Less merger-related expenses	—	—	—	5,417
Less impairment charges for branch consolidation	400	375	400	375
Noninterest expense – as adjusted	$18,901	$19,758	$76,654	$74,087

Net interest income	$20,766	$20,788	$81,707	$79,766
Plus noninterest income	3,745	3,618	13,503	12,519
Plus tax equivalent adjustment	626	685	2,537	2,736
Less realized gain on securities	—	—	—	61
Net interest income plus noninterest income – as adjusted	$25,137	$25,091	$97,747	$94,960
Efficiency ratio	75.19%	78.75%	78.42%	78.02%
Efficiency ratio (without adjustments)	80.79%	85.61%	82.82%	88.37%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	June 30,		June 30,
	2016	2015	2016	2015
Total stockholders' equity	$359,976	$371,050	$359,976	$371,050
Less: goodwill, core deposits intangibles, net of taxes	(17,169)	(19,000)	(17,169)	(19,000)
Tangible book value	$342,807	$352,050	$342,807	$352,050
Common shares outstanding	17,998,750	19,488,449	17,998,750	19,488,449
Tangible book value per share	$19.05	$18.06	$19.05	$18.06
Book value per share	$20.00	$19.04	$20.00	$19.04

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
(Dollars in thousands)
Tangible equity(1)	$342,807	$341,247	$343,151	$349,636	$352,050
Total assets	2,717,677	2,759,801	2,728,552	2,726,000	2,783,114
Less: goodwill and core deposit intangibles, net of taxes	(17,169)	(17,596)	(18,044)	(18,512)	(19,000)
Total tangible assets(2)	$2,700,508	$2,742,205	$2,710,508	$2,707,488	$2,764,114
Tangible equity to tangible assets	12.69%	12.44%	12.66%	12.91%	12.74%
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(1)    Tangible equity is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,494,565	$23,001	3.69%	$2,532,628	$22,881	3.61%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	387,000	975	1.01%	458,444	644	0.56%
Interest-earning assets - adjusted	$2,107,565	22,026	4.18%	$2,074,184	22,237	4.29%

Interest-bearing liabilities	2,078,916	1,609	0.31%	2,124,669	1,408	0.27%
Additional FHLB borrowings (2)	387,000	396	0.41%	458,444	227	0.20%
Interest-bearing liabilities - adjusted	$1,691,916	1,213	0.29%	$1,666,225	1,181	0.28%

Net interest income and net interest margin		21,392	3.43%		21,473	3.39%
Net interest income and net interest margin - adjusted		20,813	3.95%		21,056	4.06%
Difference		$579	(0.52)%		$417	(0.67)%

	Year Ended June 30, 2016			Year Ended June 30, 2015
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,496,449	$90,283	3.62%	$2,267,373	$87,892	3.88%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	409,250	3,312	0.81%	217,364	1,254	0.58%
Interest-earning assets - adjusted	$2,087,199	86,971	4.17%	$2,050,009	86,638	4.23%

Interest-bearing liabilities	2,093,527	6,040	0.29%	1,879,845	5,390	0.29%
Additional FHLB borrowings (2)	409,250	1,262	0.31%	217,365	435	0.20%
Interest-bearing liabilities - adjusted	$1,684,277	4,778	0.28%	$1,662,480	4,955	0.30%

Net interest income and net interest margin		84,243	3.37%		82,502	3.64%
Net interest income and net interest margin - adjusted		82,194	3.94%		81,683	3.98%
Difference		2,049	(0.57)%		819	(0.34)%
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(1)
Proceeds from the additional borrowings were invested in various interest-earning assets including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposits in other banks, and commercial paper.

(2)	Additional borrowings were obtained in November 2014.

Set forth below is a reconciliation to GAAP net income, ROA, ROE, and EPS as adjusted to exclude merger-related expenses, nonrecurring state tax expense, and impairment charges for branch consolidation:

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	June 30,		June 30,
	2016	2015	2016	2015
Merger-related expenses	$—	$—	$—	$5,417
Nonrecurring state tax expense	—	—	526	—
Impairment charges for branch consolidation	400	375	400	375
Total adjustments	400	375	926	5,792
Tax effect	(148)	(139)	(148)	(2,127)
Total adjustments, net of tax	252	236	778	3,665

Net income (GAAP)	3,302	2,558	11,456	8,025

Net income (non-GAAP)	$3,554	$2,794	$12,234	$11,690

Per Share Data
Average shares outstanding - basic	16,918,916	18,771,587	17,417,046	19,038,098
Average shares outstanding - diluted	17,136,806	18,838,179	17,606,689	19,117,902

Basic EPS
EPS (GAAP)	$0.19	$0.14	$0.65	$0.42
Non-GAAP adjustment	0.02	0.01	0.05	0.19
EPS (non-GAAP)	$0.21	$0.15	$0.70	$0.61

Diluted EPS
EPS (GAAP)	$0.19	$0.14	$0.65	$0.42
Non-GAAP adjustment	0.02	0.01	0.05	0.19
EPS (non-GAAP)	$0.21	$0.15	$0.70	$0.61

Average Balances
Average assets	$2,735,256	$2,790,593	$2,741,188	$2,510,296
Average equity	$358,545	$378,509	$362,916	$379,316

ROA
ROA (GAAP)	0.48%	0.37%	0.42%	0.32%
Non-GAAP adjustment	0.04%	0.03%	0.03%	0.15%
ROA (non-GAAP)	0.52%	0.40%	0.45%	0.47%

ROE
ROE (GAAP)	3.68%	2.70%	3.16%	2.12%
Non-GAAP adjustment	0.28%	0.25%	0.21%	0.96%
ROE (non-GAAP)	3.96%	2.95%	3.37%	3.08%
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Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Loans receivable (GAAP)	$1,832,831	$1,814,695	$1,747,560	$1,742,114	$1,685,707
Less: acquired loans	(220,891)	(244,549)	(263,837)	(285,317)	(272,754)
Adjusted loans (non-GAAP)	$1,611,940	$1,570,146	$1,483,723	$1,456,797	$1,412,953

Allowance for loan losses (GAAP)	$21,292	$21,761	$21,977	$22,122	$22,374
Allowance for loan losses / Adjusted loans (non-GAAP)	1.32%	1.39%	1.48%	1.52%	1.58%